CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRX Limited

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 1, 2018, contained in this annual report on Form 10-K with respect to the consolidated financial statements of VolitionRX Limited, in its registration statements on Form S-3 (Registration Statement Nos. 333-195213 and 333-206781) and its registration statements on Form S-8 (Registration Statement Nos. 333-208512, 333-214118 and 333-221054).

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

March 1, 2018

office801.783.2950

fax801.783.2960

www.sadlergibb.com / Main: 2455 East Parley’s Way, Suite 320, Salt Lake City, UT 84109 / Provo: 3507 N University Ave #100, Provo UT 84604